Exhibit 14.1

GROSVENOR EXPLORATIONS INC.

CODE OF ETHICS

FOR CHIEF EXECUTIVE, FINANCIAL AND OTHER OFFICERS

Grosvenor Explorations Inc. (the “Company”) is seeking to establish ethical conduct in its financial management and reporting.  As a Company that hopes to eventually seek a quotation on the Over-the-Counter Bulletin Board, it is essential that the Company’s filings with the Securities and Exchange Commission are accurate, complete and understandable.  Senior financial officers hold an important and elevated role in this process.  This Code applies to:

(i)           the Chief Executive Officer, the President, the Chief Financial Officers, Chief Accounting Officer and the Secretary Treasurer of the Company, and

(ii)          any other persons that may be designated by the Board of Directors (each, a “Senior Officer”.)

Each Senior Officer shall:

1.           Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.           Provide the Board of Directors with information that is accurate, complete, objective, relevant, timely and understandable.

3.           Comply with laws, rules and regulations of federal, state and local governments and regulatory agencies.

4.           Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing hi or her independent judgment to be subordinated.

5.           Respect the confidentiality of information acquired in the course of his or her work at the Company except when authorized or otherwise legally obligated to disclose.  Confidential information acquired in the course of his or her work will not be used for personal advantage.

6.           Share knowledge and maintain skills important and relevant to the Company’s needs.

7.           Proactively promote ethical behavior within the Company.

8.           Promote responsible use of and control over all Company assets and resources.

9.           Disclose information required to be included in periodic reports filed with the Securities and Exchange Commission or required to be provided to any other government entity full and fairly and in an understandable manner.

Violations of this Code of Ethics may subject a Senior Officer to disciplinary action, ranging from a reprimand to dismissal and possible criminal prosecution.

Each Senior Officer shall certify each year that such Officer has not violated this Code and is not aware of any violations of the Code that have not been reported to the Board of Directors.

This Code may be amended, modified or waived by the Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder.